PRESS RELEASE
                     FOR RELEASE JULY 24, 2006 AT 4:30 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 248-1121
                          Baltimore County Savings Bank

 BCSB BANKCORP, INC. ANNOUNCES RESIGNATION OF CEO AND APPOINTMENT OF INTERIM CEO


BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, announced today that Gary C. Loraditch advised the Board of Directors that he is resigning as President and Chief Executive Officer and from the Board of Directors effective July 24, 2006. Mr. Loraditch served as its President and Chief Executive Officer since January 1, 1999. The Company accepted the resignation and thanks Mr. Loraditch for his years of service and leadership. He has guided the Company through a number of challenges during his tenure with the Company. "I want to thank Gary personally for his dedication and service to the Company, and we wish him well in his future endeavors," said Henry V. Kahl, the Chairman of the Board of Directors.

The Company also announced that the Board of Directors has appointed the Company's Senior Vice President and General Counsel, David M. Meadows, to the positions of President and Chief Executive Officer on an interim basis while the Board of Directors conducts a search for a permanent President and Chief Executive Officer. Mr. Meadows has served the Bank since 1999. Prior to his accepting the position at the Bank, Mr. Meadows was a partner in the law firm of Moore, Carney, Ryan & Lattanzi, LLC where he had represented the interests of the Bank and other financial institutions in business, corporate, and real estate matters. Chairman Kahl noted the Board of Directors appreciates Mr. Meadows agreeing to employ his expertise in this additional capacity on behalf of the Bank and looks forward to working with him and the rest of the Bank's management team during this interim period. Director Kahl noted that although the Bank faces some initial short term challenges, the Bank's core business is strong and prospects are bright overall. Management and the Board are eager to continue the process of moving the Bank forward.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing and local or national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.